Exhibit 3.2

METALDYNE PERFORMANCE GROUP INC.

BYLAWS

ARTICLE I

MEETING OF STOCKHOLDERS

Section 1.1. Place of Meeting. Meetings of the stockholders of Metaldyne Performance Group Inc. (the “Corporation”) shall be held at such place either within or without the State of Delaware as the Board of Directors may determine.

Section 1.2. Annual Meetings. The annual meeting of stockholders shall be held upon not less than ten nor more than sixty days’ written notice of the time, place and purposes of the meeting. The meeting shall be held at the time and at the place determined by the Board of Directors. At the meeting, the stockholders shall elect directors and transact any other business that properly comes before the meeting.

Section 1.3. Special Meetings. A special meeting of stockholders may be called for any purpose by the President or the Board of Directors. The meeting shall be held at the time and at the place determined by the President or the Board of Directors. A special meeting shall be held upon not less than ten nor more than sixty days’ written notice of the time, place, and purposes of the meeting.

Section 1.4. Quorum. At any meeting of stockholders, the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock shall constitute a quorum for the transaction of business, except as otherwise provided by law. In the absence of a quorum, any officer entitled to preside at or to act as secretary of the meeting shall have power to adjourn the meeting from time to time until a quorum is present.

Section 1.5. Voting. Except as otherwise provided by law, all matters submitted to a meeting of stockholders shall be decided by vote of the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock.

ARTICLE II

DIRECTORS

Section 2.1. Number, Election and removal of Directors. The number of Directors that shall constitute the Board of Directors shall not be less than one nor more than fifteen. The first Board of Directors shall consist of three Directors that shall be:

David C. Dauch, Chairman

Michael K. Simonte

David E. Barnes

Thereafter, within the limits specified above, the number of Directors shall be determined by the initial Directors or by the stockholders. The Directors shall be elected by the stockholders at their annual meeting. Vacancies and newly created directorships resulting from any increase in the number of Directors may be filled by a majority of the Directors then in office, although less than a quorum, or by the sole remaining Director or by the stockholders. A Director may be removed with or without cause by the stockholders.

Section 2.2. Regular Meetings. A regular meeting of the Board of Directors shall be held without notice immediately following and at the same place as the annual stockholders’ meeting for the purpose of electing officers and conducting any other business that may come before the meeting. The Board of Directors may decide to have additional regular meetings that may be held without notice.

Section 2.3. Special Meetings. A special meeting of the Board of Directors may be called for any purpose at any time by the President or by two Directors. The meeting shall be held upon not less than one hour’s notice if given by telegram, orally (either by telephone or in person), or by facsimile transmission, upon not less than three days’ notice if given by overnight courier delivery service, or upon not less than five days’ notice if given by depositing the notice in the United States mail, first class postage prepaid. The notice shall be effective upon the first to occur of the following: (i) when received, (ii) when communicated in a comprehensible manner, if given orally, (iii) on the date shown on the return receipt signed on behalf of the addressee, if sent by registered or certified mail, return receipt requested, or (iv) five days after its deposit in the United States mail, as evidenced by the postmark, if mailed postpaid and correctly addressed. The notice shall specify the item and place, and may, but need not, specify the purposes, of the meeting.

Section 2.4. Action Without Meeting. The Board of Directors may act without a meeting by written consent to the action provided each member of the Board of Directors consents in writing to the action. The written consent or consents shall be filed in the minute book.

Section 2.5. Use of Communications Equipment. Any Director may participate in a meeting of the Board of Directors by means of conference telephone or any other means of communication by which all persons participating in the meeting are able to hear each other.

Section 2.6. Quorum. The presence at a meeting of persons entitled to cast a majority of the votes of the entire Board of Directors shall constitute a quorum for the transaction of business.

Section 2.7. Votes Required. Any action approved by a majority of the votes of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.8. Committees of Directors. The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more committees, including without limitation an Executive Committee, to have and exercise such power and authority as the Board of Directors shall specify. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in place of any such absent or disqualified member.

ARTICLE III

WAIVERS OF NOTICE

Any notice required by these Bylaws, by the Certificate of Incorporation, or by the Delaware General Corporation Law may be waived in writing by any person entitled to notice. The waiver, or waivers, may be executed either before or after the event with respect to which the notice is waived. A Director’s or stockholder’s attendance at or participation in a meeting (i) waives objection to lack of any required notice of defective notice of the meeting unless such person at the beginning of the meeting (or promptly upon arrival) objects to holding the meeting or transacting business at the meeting and, in the case of a Board meeting, the Director does not thereafter vote for or assent to action taken at the meeting; and (ii) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the person objects to considering the matter before action is taken on the matter.

ARTICLE IV

OFFICERS

The officers of the Corporation shall consist of a President and a Vice President and such other additional officers with such titles as the Board of Directors shall determine, all of whom shall be chosen by and shall serve at the pleasure of the Board of Directors. Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board of Directors. The authority, duties and responsibilities of any officer of the Corporation may be suspended by the President with or without cause. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause.

ARTICLE V

GENERAL PROVISIONS

Section 5.l. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board of Directors.

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